For Immediate Release

Encore Medical to Acquire Additional Reconstructive and Spinal Implant Products
Acquisition of Assets of Osteoimplant Technology, Inc. to
Expand Surgical Implant Product Offering

February 3, 2005, Austin, Texas – Encore Medical Corporation (NASDAQ: ENMC) today announced that it has entered into a definitive agreement to acquire substantially all of the assets of Osteoimplant Technology, Inc. (“OTI”), which will include a complete line of spinal implant products, including a Multi Axial Positioning System for spinal fixation, and several total knee and hip implants designs, including a Zweymüller type femoral hip stem.

Under the terms of the agreement, Encore will acquire substantially all of the OTI assets for total cash consideration of $14.5 million. There are also up to $1.5 million in future milestone payments that could be earned by OTI based on the performance of the products being acquired during the first twelve months after the closing of the transaction. The merger is subject to the satisfaction of a number of standard closing conditions and is still subject to the approval of the OTI shareholders, however, certain officers, directors, and principal shareholders constituting approximately 42% of the outstanding stock have already entered into voting agreements to approve the transaction. Encore expects the acquisition to be breakeven on an earnings per share basis in 2005 and accretive in 2006 and thereafter. Encore will finance this purchase using its revolving line of credit, subject to lender approval.

Based in Baltimore, Maryland, OTI owns and markets the spinal products from Advanced Spine, including the VariGrip® and VariFix® spinal fixation systems, and has developed and sells the MJS Anatomic Knee System. Encore expects to be able to generate between $9 million and $10 million in sales during the first year after the closing of the transaction from the products being acquired.

“This represents an important strategic expansion of our surgical implant business,” commented Jack Cahill, President of the Surgical Implant Division of Encore. “We will add a number of new products to our spinal implant offerings, including a spinal fixation system, and move from a distributor of these products for other companies to making and distributing our own line of products. Additionally, we are acquiring early stage technology in areas such as spinal disc, interbody cages and kyphoplasty. We are also gaining several hip and knee product designs that will expand our product offerings in this area of the market.”

Kenneth Davidson, Chief Executive Officer of Encore Medical Corporation stated, “This acquisition is in keeping with our stated strategy to acquire products that expand our current medical device platforms. Jack and his team in the Surgical Implant Division have proven with their performance this past year, which experienced growth faster than the market and many of our competitors, that their expanding distribution network should be able to take these new products and the future technologies that will be developed from the assets being acquired and continue to outpace market growth.”

Stephens, Inc. represented Encore Medical Corporation in this transaction and Morgan Joseph & Co., Inc. represented Osteoimplant Technology, Inc..

Encore Medical Corporation is a diversified orthopedic device company that develops, manufactures and distributes a comprehensive range of high quality orthopedic devices, including surgical implants, sports medicine equipment and products for orthopedic rehabilitation, pain management and physical therapy. Based in Austin, Texas, Encore’s products are used by orthopedic surgeons, physicians, therapists, athletic trainers and other healthcare professionals to treat patients with musculoskeletal conditions resulting from degenerative diseases, deformities, traumatic events and sports-related injuries, and our non-invasive medical devices and related accessories are primarily used by patients for at-home physical therapy. Encore’s Surgical Implant Division offers a comprehensive suite of reconstructive joint products, trauma products and spinal implants. Through our Orthopedic Rehabilitation Division, Encore is a leading manufacturer and distributor of orthopedic rehabilitation equipment in the United States. For more information, visit www.encoremed.com.

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Except for the historical information contained herein, the matters discussed are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties, such as quarterly fluctuations in operating results, the timely availability of new products, the impacts of competitive products and pricing, the ability to continue to obtain long-term financing, and the ability to locate and integrate future acquisitions and other risks and uncertainties set forth in the Company’s filings with the Securities and Exchange Commission. These risks and uncertainties could cause actual results to differ materially from any forward-looking statements made herein.

For: Contact:	Encore Medical Corporation Harry L. Zimmerman, Executive Vice President – General Counsel (512) 832-9500 Harry_Zimmerman@encoremed.com